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SEC 1344   Persons who potentially are to respond to the collection of
(2-2002)   information contained in this form are not required to respond unless
Previous   the form displays a currently valid OMB control number.
versions
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                    UNITED STATES                   ----------------------------
         SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
               Washington, D.C. 20549               ----------------------------
                                                    OMB Number: 3235-0058
                     FORM 12b-25                    ----------------------------
                                                    Expires: March 31, 2006
             NOTIFICATION OF LATE FILING            ----------------------------
                                                    Estimated average burden
                                                    hours per response..... 2.50
                                                    ----------------------------
                                                    SEC FILE NUMBER      0-20722
                                                    ----------------------------
                                                    CUSIP NUMBER      651362-105
                                                    ----------------------------


Check One: [ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ X ] Form 10-Q [ ] Form N-SAR [ ] Form N-CSR
For Period Ended:     OCTOBER 31, 2005
                 ---------------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                ------------------------

================================================================================
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

NEWGOLD, INC..
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Full Name of Registrant

N/A
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Former Name if Applicable

400 CAPITOL MALL, SUITE 900
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Address of Principal Executive Office (Street and Number)

SACRAMENTO, CA  95814
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K, Form N-SAR, or Form N-CSR
    [X] or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

THE REGISTRANT REQUIRES ADDITIONAL TIME TO REVIEW AND COMPLETE ITS FORM 10-QSB FOR ITS THIRD FISCAL QUARTER ENDED 10/31/05.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      ROGER D. LINN                 916                     558-6064
-------------------------- ---------------------- ------------------------------
         (Name)                 (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ X ] Yes [ ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  NEWGOLD, INC.
                          -----------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 15, 2005                 By: /s/ SCOTT DOCKTER, PRESIDENT
         ------------------                   -------------------------------